Exhibit 99.1

Netlist Reports Second Quarter 2022 Results

IRVINE, CALIFORNIA, August 2, 2022 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the second quarter ended July 2, 2022.

Second Quarter 2022 Highlights:

•	Net product sales more than doubled to $55.4 million compared to $24.4 million for last year’s quarter.

•	Product gross profit dollars increased by 66%. Product gross profit was $4.7 million compared to $2.9 million for last year’s quarter.

“Netlist delivered another quarter of strong product revenue and gross profit growth,” said Chief Executive Officer, C.K. Hong. “We continue to benefit from strategic supply relationships and an expanding customer base. Intellectual property enforcement actions are making steady progress, and we remain committed to the fair licensing of our unique technologies.”

Net product sales for the second quarter ended July 2, 2022 were $55.4 million, compared to net product sales of $24.4 million for the second quarter ended July 3, 2021 and $50.2 million in the most recent quarter. Product gross profit for the second quarter ended July 2, 2022 was $4.7 million, compared to a product gross profit of $2.9 million for the second quarter ended July 3, 2021 and $3.4 million for the most recent quarter.

Total net sales for the second quarter ended July 2, 2022 was $55.4 million, compared to total net sales of $64.4 million for the second quarter ended July 3, 2021. Net loss for the second quarter ended July 2, 2022 was ($5.0) million, or ($0.02) per share, compared to a net income in the prior year period of $27.8 million, or $0.12 per diluted share. These results include stock-based compensation expense of $0.8 million and $0.4 million for the quarters ended July 2, 2022 and July 3, 2021, respectively.

As of July 2, 2022, cash, cash equivalents and restricted cash was $60.6 million, total assets were $99.6 million, working capital was $46.3 million, total debt was $8.2 million, and stockholders’ equity was $47.9 million.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, August 2, 2022 at 12:00 p.m. Eastern Time to review Netlist’s results for the second quarter ended July 2, 2022. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance solid state drives and modular memory solutions to enterprise customers in diverse industries. The Company's NVMe™ SSDs in various capacities and form factors and the line of custom and specialty memory products bring industry-leading performance to server and storage appliance customers and cloud service providers. Netlist licenses its portfolio of intellectual property including patents, in server memory, hybrid memory and storage class memory, to companies that implement Netlist's technology. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns or shutdowns, and travel restrictions resulting from the COVID-19 pandemic. The military conflict between Russia and Ukraine may increase the likelihood of supply interruptions. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on March 1, 2022, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:

The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	July 2,	January 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$40,465	$47,679
Restricted cash	20,100	10,800
Accounts receivable, net	12,328	12,727
Inventories	21,857	15,670
Prepaid expenses and other current assets	1,018	1,126
Total current assets	95,768	88,002

Property and equipment, net	1,180	989
Operating lease right-of-use assets	2,369	1,891
Other assets	319	294
Total assets	$99,636	$91,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,309	$25,887
Revolving line of credit	8,019	7,000
Accrued payroll and related liabilities	1,430	1,308
Accrued expenses and other current liabilities	1,485	632
Long-term debt due within one year	189	562
Total current liabilities	49,432	35,389
Operating lease liabilities	1,932	1,593
Other liabilities	356	152
Total liabilities	51,720	37,134

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	232	231
Additional paid-in capital	248,563	243,866
Accumulated deficit	(200,879)	(190,055)
Total stockholders' equity	47,916	54,042
Total liabilities and stockholders' equity	$99,636	$91,176

Netlist, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021
Net product sales	$55,358	$24,363	$105,558	$39,260
License fee	—	40,000	—	40,000
Net sales	55,358	64,363	105,558	79,260
Cost of sales(1)	50,610	21,498	97,447	34,894
Gross profit	4,748	42,865	8,111	44,366
Operating expenses:
Research and development(1)	2,672	2,060	5,129	3,184
Intellectual property legal fees	3,313	3,837	6,139	6,124
Selling, general and administrative(1)	3,724	3,092	7,662	5,049
Total operating expenses	9,709	8,989	18,930	14,357
Operating (loss) income	(4,961)	33,876	(10,819)	30,009
Other (expense) income, net:
Interest income (expense), net	15	(145)	4	(292)
Other (expense) income, net	(6)	645	(8)	643
Total other (expense) income, net	9	500	(4)	351
(Loss) income before provision for income taxes	(4,952)	34,376	(10,823)	30,360
Provision for income taxes	—	6,600	1	6,601
Net (loss) income	$(4,952)	$27,776	$(10,824)	$23,759

Earninngs (loss) per common share:
Basic	$(0.02)	$0.13	$(0.05)	$0.11
Diluted	$(0.02)	$0.12	$(0.05)	$0.10
Weighted-average common shares outstanding:
Basic	231,298	215,706	230,922	210,693
Diluted	231,298	235,176	230,922	229,305

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$16	$4	$19	$7
Research and development	215	168	391	278
Selling, general and administrative	559	207	1,062	432
Total stock-based compensation	$790	$379	$1,472	$717